Exhibit 10.3

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 16th day of December, 2009, by and between Jarden Corporation, a Delaware corporation (the “Company”) and Ian G.H. Ashken (“Executive”).

WHEREAS, the Company and the Executive are parties to a Third Amended and Restated Employment Agreement dated as of May 24, 2007 (the “Employment Agreement”); and

WHEREAS, the term of the Employment Agreement expires on December 31, 2009, and the Company and the Executive desire to extend the term of the Employment Agreement and amend certain terms and provisions of the Employment Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms; Section References. Any capitalized term used but not defined herein shall have the meaning given thereto in the Employment Agreement. All section references herein refer to the applicable section of the Employment Agreement.

2. Amendments to Employment Agreement.

a.	Section 1 of the Employment Agreement is hereby amended by amending and restating the first sentence thereof in its entirety as follows:

“Upon the terms and subject to the conditions of this Agreement, the Company hereby continues to employ Executive as Vice Chairman and Chief Financial Officer of the Company through December 31, 2012, and Executive hereby agrees to such employment, upon the terms and subject to the conditions set forth in this Agreement.”

b.	Section 3(b) of the Employment Agreement is hereby amended by deleting the words “110% of the Company’s earnings per share target” in clause (i) of the third sentence thereof and inserting in their place the following:

“earnings per share equal to the performance target set by the Compensation Committee for payment of maximum bonus to the Company’s employees generally”,

c.	Section 3(c) of the Employment Agreement is hereby amended by (i) deleting all references to “May” in such section and replacing each such reference with “January” and (ii) adding the following immediately prior to the second paragraph thereof:

“In addition, the Executive shall be entitled to receive the following grant of Restricted Stock with respect to the final year of the Employment Period on the grant date indicated, provided the Executive is employed on the specified grant date:

Grant	Date	Maximum Target Stock Price Appreciation (%) over Closing Price on Last Trading Day of Prior Year
135,000	January 1, 2012	12	%”

3. Effect on Employment Agreement. Except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with the laws of the state of New York applicable to contracts executed, and to be fully performed, in such state.

5. Counterparts. This Amendment may be executed in any number of counterparts and via facsimile, but all such counterparts will together constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the day and year first written above.

JARDEN CORPORATION

/s/ Martin E. Franklin
Name: Martin E. Franklin
Title: Chairman and Chief Executive Officer

/s/ Ian G.H. Ashken
Ian G.H. Ashken